Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of IndyMac MBS, Inc. for the registration of IndyMac MBS, Inc., IndyMac Residential Mortgage-Backed Trust, Series 2006-L2, in the registration statement on Form S-3 (No. 333-132042) and to the incorporation by reference therein of our report dated January 23, 2006, with respect to the financial statements of Financial Guaranty Insurance Company, appearing in the Form 8-K of IndyMac MBS, Inc. dated June 14, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
June 14, 2006